Exhibit 99.1

             Aspyra, Inc. (AMEX - APY) Reports Results of
             Operations for the Fourth Quarter and Fiscal
                     Year Ended December 31, 2005

    CALABASAS, Calif.--(BUSINESS WIRE)--April 14, 2006--Aspyra, Inc. (AMEX:APY) ... a provider of clinical and diagnostic information systems for the healthcare industry, today reported its results of operations for the fourth quarter and fiscal year ended December 31, 2005.
    Sales were $2,096,790 for the fourth quarter and the company incurred a net loss of $1,003,261 or basic and diluted net loss per share of $.17 and $.16 respectively. For the fiscal year sales were $7,205,757 and the company incurred a net loss of $2,501,915 or basic and diluted net loss per share of $.62, including an adjustment of $793,877 to fully reserve the deferred tax asset.
    Steven M. Besbeck stated, "The results of operations were for the first reporting period since the consummation of the merger between the company and StorCOMM, Inc. on November 22, 2005. The reported periods only included operations for StorCOMM for one month and eight days in accordance with GAAP accounting standards. The results of operation for the period should not be viewed as an indication of the results to be expected for any future period. For more complete information please review the Company's annual report on Form 10KSB. We are making progress on integrating the businesses and we have begun to market our new integrated RIS/PACS product AccessRAD(TM) which is the result of significant development efforts. We look forward to improved operating results later this year."
    Aspyra is a global provider of clinical and diagnostic information solutions for the healthcare industry. We have accumulated over 35 years of industry experience, specializing in enterprise-wide systems for hospitals, multi-specialty clinics, clinical laboratories, imaging departments and centers, orthopedic environments and pharmacies. Our highly scalable products may be installed as standalone or integrated to provide a single-vendor solution. For more information on Aspyra, its products and services, visit www.aspyra.com

    Safe Harbor Statement

    This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for Aspyra's markets and the demand for its products. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. Such statements are based upon, among other things, assumptions made by, and information currently available to, management as of today April 14, 2006, including management's own knowledge and assessment of the Company's industry and competition. Factors that could cause Aspyra's actual results to differ materially from these forward-looking statements include among others: whether the combined company will realize the potential benefits of the merger; the competitive environment; unexpected technical and marketing difficulties inherent in major product development efforts; the potential need for changes in our long-term strategy in response to future developments; future advances in clinical information technology and procedures, as well as potential changes in government regulations and healthcare policies; and rapid technological change in the microelectronics and software industries. The Company refers interested persons to its most recent Annual Report on Form 10-KSB and its other SEC filings for a description of additional uncertainties and factors, which may affect forward-looking statements. The Company assumes no duty to update its forward-looking statements.



    CONTACT: Aspyra, Inc.
             Steven M. Besbeck, 818-880-6700 x252